Exhibit 99.1

Willdan Completes Acquisition of Lime Energy

ANAHEIM, Calif.—(BUSINESS WIRE)—Willdan Group, Inc. (NASDAQ: WLDN) announced today the completion of its previously announced acquisition of Lime Energy Co. (“Lime Energy”), a national provider of innovative energy solutions for utilities and their commercial customers.  Under the terms of the agreement, Willdan acquired all of the outstanding shares of capital stock of Lime Energy for $120 million in cash, exclusive of customary holdbacks and adjustments.  Willdan expects the acquisition of Lime Energy to further expand and diversify Willdan’s customer base and to better position Willdan to take advantage of anticipated upcoming contract and budget expansions in California and the Northeastern United States.

About Willdan

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry.  Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting.  For additional information, visit Willdan’s website at www.willdan.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: Willdan’s ability to efficiently integrate the operations and business of Lime Energy and to obtain the anticipated benefits therefrom, Willdan’s ability to make principal and interest payments as they come due on borrowings under the delayed draw senior secured term loan in connection with its new credit facilities, including its ability to comply with financial maintenance covenants, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy efficiency services market, changes in state, local, and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts (including with Willdan’s two largest customers and the two largest customers of Lime Energy) and to compete effectively for contract awards through bidding processes and Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy.  Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s reports filed with the SEC, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 29, 2017 and the Current Report on Form 8-K filed with the Securities and Exchange Commission SEC on October 3, 2018, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the SEC.  Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contacts

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
714-940-6300
smclaughlin@willdan.com
or
Investor/Media Contact
Financial Profiles, Inc.
Tony Rossi, 310-622-8221
trossi@finprofiles.com